Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Reports Strong Fiscal Fourth Quarter 2009 Results

—Company Provides Outlook for Sales and Profit Growth

in First Quarter and Full Year 2010—

New York, NY, March 12, 2010 – Ann Taylor Stores Corporation (NYSE: ANN) today reported results for the fiscal fourth quarter and full year of 2009, ended January 30, 2010, and provided an outlook for the first quarter and full year of fiscal 2010.

For the fourth quarter of 2009, the Company reported earnings per diluted share of $0.05, excluding after-tax restructuring charges of $0.05 per diluted share, compared with a net loss per diluted share of $1.03 in the fourth quarter of 2008, excluding after-tax restructuring, goodwill and asset impairment charges totaling $5.63 per diluted share. On a GAAP basis, including the aforementioned restructuring and impairment charges, earnings per diluted share were breakeven in the fourth quarter of 2009, compared with a loss per diluted share of $6.66 in the fourth quarter of 2008.

Kay Krill, President and Chief Executive Officer, said, “Fiscal 2009 ended on a strong note, with fourth quarter results coming in ahead of our expectations. Our success was driven by compelling product at both Ann Taylor and LOFT, our well-executed promotional strategy and effective inventory management. Together, these accomplishments during the quarter translated into significantly improved sales and margin trends, including a substantial increase in full-price selling compared to last year, as well as higher profitability and earnings.

“We are pleased that we entered fiscal 2010 in a solid position. We have strong momentum into the first quarter, with both brands achieving comparable store sales increases of approximately 10% in February. Ann Taylor’s repositioning continues to gain traction and we are excited about the product and marketing initiatives we have underway to drive continued sales improvement. LOFT also continues to refine and expand upon its proven formula of offering compelling and relevant fashion at great value, and we look forward to this brand’s ongoing growth. We ended the year with a healthy balance sheet and no bank debt. Importantly, even as we take steps to enhance sales growth in 2010, we will be focused on delivering strong gross margin performance with a disciplined approach to inventory management. We have a talented team in place to drive profitable results and future growth.”

Fiscal 2009 Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2009 were $469.1 million, compared with net sales of $483.4 million in the fourth quarter of fiscal 2008. By division, net sales at Ann Taylor were $128.0 million in the fourth quarter of 2009, compared with net sales of $146.3 million in the fourth quarter of 2008. At LOFT, net sales were $232.2 million in the fourth quarter of 2009, compared with net sales of $231.2 million in the fourth quarter of 2008.

Comparable store sales for the quarter were essentially flat, at negative 0.6% versus the prior year. At Ann Taylor, comparable store sales declined 7.3% while at LOFT, comparable stores sales increased 2.1%.

Gross margin, as a percentage of sales, was 52.5%, reflecting a 1,680 basis point increase versus the gross margin rate achieved in the fourth quarter of 2008. This strong gross margin performance reflected improved product at both divisions, a lower level of promotional activity during the quarter compared with the fourth quarter of 2008, and the success of the Company’s strategy to conservatively position inventory levels.

Selling, general and administrative expenses for the fourth quarter of 2009 declined by nearly $24 million, or approximately 9% versus year-ago, to $241.6 million, relative to a 3% decline in weighted average square footage for the quarter. This decline in expenses reflected restructuring program savings, as well as continued aggressive management of expenses, partially offset by incremental marketing investment as well as an increase in performance-based compensation expense versus the 2008 period.

During the quarter, the Company recorded pre-tax restructuring charges of $3.6 million associated with its previously announced strategic restructuring program, compared with $33.0 million in the fourth quarter of 2008. On an after-tax basis, fourth quarter 2009 restructuring charges totaled $2.5 million, or $0.05 per diluted share, compared with $21.1 million, or $0.37 per diluted share, in the fourth quarter of 2008. In addition, during the fourth quarter of 2008, the Company recorded pre-tax non-cash asset impairment charges related to stores not included in the Company’s restructuring program and a pre-tax non-cash goodwill charge that, together, totaled $313.4 million. On an after-tax basis, these charges totaled $296.4 million, or $5.26 per diluted share. There were no such charges recorded during the fourth quarter of 2009.

Excluding the aforementioned charges, the Company reported operating income of $4.9 million for the quarter, compared with an operating loss of $92.8 million in the fourth quarter of 2008. On the same basis, the Company reported net income in the quarter of $2.5 million, or $0.05 per diluted share, compared with a net loss of $58.1 million, or $1.03 per diluted share in the fourth quarter of 2008. The tax rate used to calculate non-GAAP after-tax restructuring charges and non-GAAP net income for the fourth quarter of 2009 was based on the Company’s full year effective tax rate.

On a GAAP basis, the Company reported operating income of $1.2 million in the fourth quarter of 2009, compared with an operating loss of $439.1 million in the fourth quarter of 2008. On the same basis, the Company reported net income that was approximately breakeven, or $0.00 per diluted share, in the fourth quarter of 2009, compared with a net loss of $375.6 million, or $6.66 per diluted share, in the fourth quarter of 2008.

During the fourth quarter of 2009, the Company did not open any new stores, but closed 12 Ann Taylor stores and 13 LOFT stores. In addition, the Company converted ten Ann Taylor stores to LOFT stores during the quarter.

Fiscal Year 2009 Results

Net sales for the full year of fiscal 2009 were $1.8 billion, compared with net sales of $2.2 billion in the full year of fiscal 2008. By division, net sales at Ann Taylor were $456.6 million in 2009, compared with net sales of $689.2 million in 2008. At LOFT, net sales were $939.9 million in 2009, compared with net sales of $1,088.4 million in 2008.

Comparable store sales for fiscal 2009 declined 17.8%, with a 30.0% decline at Ann Taylor and a 12.7% decline at LOFT.

Gross margin, as a percentage of net sales, increased 630 basis points to 54.4% in the full year of fiscal 2009, compared to fiscal 2008. Selling, general and administrative expenses declined by approximately $84.0 million, or approximately 8.0%, versus year-ago, to $966.6 million in fiscal 2009, relative to a weighted average square footage decline of 1.2%.

During fiscal 2009, the Company recorded pre-tax restructuring charges of $36.4 million, compared with pre-tax restructuring charges totaling $59.7 million in fiscal 2008. On an after-tax basis, restructuring charges totaled $25.3 million, or $0.45 per diluted share, in fiscal 2009 compared with $38.6 million, or $0.67 per diluted share, in fiscal 2008.

The Company also recorded pre-tax non-cash asset impairment charges totaling $15.3 million in fiscal 2009 related to stores not included in the Company’s restructuring program, compared with $29.6 million in 2008. On an after-tax basis, asset impairment charges totaled $10.7 million, or $0.19 per diluted share, in 2009 compared with after-tax asset impairment charges of $19.1 million, or $0.33 per diluted share, in 2008. In addition, the Company recorded a pre-tax non-cash goodwill impairment charge of $286.6 million in fiscal 2008. There was no such charge in fiscal 2009.

Excluding the aforementioned pre-tax restructuring and asset impairment charges and, for fiscal 2008, the goodwill impairment charge, operating income in the full year of fiscal 2009 was $27.7 million, compared with operating income of $4.2 million in 2008. On a GAAP basis, the Company reported an operating loss of $24.0 million in 2009, compared with an operating loss of $371.6 million in 2008.

Net income, excluding the aforementioned after-tax restructuring and impairment charges, totaled $17.8 million, or $0.32 per diluted share, for the full year of fiscal 2009, compared with net income of $2.9 million, or $0.05 per diluted share, in 2008. On a GAAP basis, including the aforementioned charges, net loss for 2009 was $18.2 million, or $0.32 per diluted share, compared with a net loss of $333.9 million, or $5.82 per diluted share in 2008.

The Company ended the year with approximately $204 million in cash and cash equivalents.

Total inventory per square foot at the end of fiscal 2009 was flat versus year-ago, reflecting increases at both Ann Taylor and LOFT offset by a decline in factory channel inventory. Total inventory per square foot increased 13.5% at the Ann Taylor division and 6.4% at the LOFT division, reflecting the earlier delivery of Spring product compared to last year.

During fiscal 2009, the Company opened nine LOFT stores, one Ann Taylor Factory store and four LOFT Outlet stores, and closed 18 Ann Taylor stores and 24 LOFT stores. In addition, the Company converted 11 Ann Taylor stores to LOFT. The total store count at the end of the fiscal year was 907, comprised of 291 Ann Taylor stores, 506 LOFT stores, 92 Ann Taylor Factory stores and 18 LOFT Outlet stores.

Strategic Restructuring Program Update

The Company’s Strategic Restructuring Program, which was launched in January 2008, is expected to generate total ongoing annualized savings of approximately $125 million over the 2008-2010 period, of which approximately $90 million represents SG&A savings and the remaining $35 million represents gross margin savings. Approximately $40 million in restructuring savings were generated in fiscal 2008, an incremental $65 million were generated in fiscal 2009, and the remainder is expected to be realized in fiscal 2010.

Costs for the multi-year program are expected to total $130-140 million, of which approximately $85 million are expected to be non-cash costs and $45-55 million are expected to be cash costs. Approximately $128 million of these program costs have been incurred through the end of fiscal 2009.

The Company also updated expectations related to the store closure component of its strategic restructuring program. Under the program, the Company closed 60 stores in fiscal 2008, 42 stores in fiscal 2009, and expects to close approximately 72 stores in fiscal 2010, for a total of approximately 174 store closures under the 3-year program. Of these, approximately half are expected to be Ann Taylor stores and half are expected to be LOFT stores.

Outlook for Fiscal First-Quarter and Full-Year 2010

For the fiscal first quarter of 2010, the Company expects total net sales to be approximately $445 million. Gross margin rate performance is expected to be approximately 100 basis points better than the levels achieved in the first quarter of 2009. Selling, general and administrative expenses are estimated to be approximately $240 million, including approximately $5 million in incremental marketing investment to drive ongoing sales momentum, compared with the first quarter of 2009.

In line with its strategic objectives, the Company will continue to focus on maintaining a healthy balance sheet, including a disciplined approach to inventory management.

In terms of the full year, the Company provided the following outlook:

•

The Company currently expects fiscal 2010 total net sales to improve over the levels achieved in 2009. In addition, the Company anticipates a return to positive comparable store sales at both brands in each of the fiscal quarters of 2010, as a result of more compelling product assortments, strategic marketing initiatives and a disciplined approach to inventory management.

•

Total weighted average square footage is expected to decline approximately 3% by year-end, reflecting the impact of approximately 72 store closures in fiscal 2010 under the Company’s previously announced restructuring program, partially offset by the opening of approximately 30 new stores to support the continued growth of the LOFT brand.

•	Gross margin rate is expected to remain approximately equivalent to the level achieved in fiscal 2009.

•

Selling, general and administrative expenses are expected to be approximately $975 million, reflecting the ongoing benefits of the Company’s strategic restructuring program offset primarily by an incremental investment in marketing and costs associated with the opening of new stores.

•	Incremental restructuring savings for the year are expected to total approximately $20 million and one-time restructuring costs are estimated to be in the range of $2 to $12 million.

•	Capital expenditures are expected to be approximately $70 million.

•	A continued focus on maintaining a healthy balance sheet is expected to result in a year-end cash position that will exceed the Company’s cash position at year-end 2009.

About Ann Taylor

Ann Taylor Stores Corporation is one of the leading women’s specialty retailers for fashionable clothing in the United States, operating 907 Ann Taylor, LOFT, Ann Taylor Factory, and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of January 30, 2010, as well as online at AnnTaylor.com and LOFTonline.com. Visit AnnTaylorStoresCorp.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Pirro	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
Ann Taylor Stores Corporation	Ann Taylor Stores Corporation
212-541-3300 ext. 3598	212-541-3300 ext. 2199

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to predict accurately client fashion preferences and trends and provide merchandise that satisfies client demands in a timely manner;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	competitive influences and decline in the demand for merchandise offered by the Company, and the Company’s ability to manage inventory levels and merchandise mix;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to optimize its store portfolio and effectively manage the profitability of its existing stores;

•

risks associated with the Company’s reliance on independent foreign sources of production, including financial or political instability, supplier inability to obtain adequate access to liquidity to finance their operations, or the imposition of duties or other possible trade law or import restrictions, including legislation relating to import quotas;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption;

•	the Company’s dependence on a single distribution facility and third-party transportation companies;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	general economic conditions and the recent financial crisis, including the effect on the Company’s liquidity and capital resources, and a downturn in the retail industry;

•	continuation of lowered levels of consumer spending and consumer confidence, changes in levels of store traffic and higher levels of unemployment resulting from the worldwide economic downturn;

•	fluctuation in the Company’s level of sales and earnings growth and stock price;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•

continued volatility and deterioration of the financial markets, including further tightening of the credit environment, fluctuations in interest rates and exchange rates or restrictions on the transfer of funds;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and social practices requirements;

•	risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints;

•	acts of war or terrorism in the United States or worldwide;

•

the potential impact of natural disasters and public health concerns, including severe infectious diseases, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to achieve the results of its restructuring program, including changes in management’s assumptions and projections concerning costs and timing;

•	the Company’s ability to realize deferred tax assets and the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan; and

•	risks associated with the bankruptcy or significant deterioration of the Company’s major national landlords.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Years Ended January 30, 2010 and January 31, 2009

(unaudited)

	Quarters Ended		Years Ended
	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009
	(in thousands, except per share amounts)
Net sales	$469,137	$483,365	$1,828,523	$2,194,559
Cost of sales	222,688	310,842	834,188	1,139,753

Gross margin	246,449	172,523	994,335	1,054,806
Selling, general and administrative expenses	241,584	265,293	966,603	1,050,560
Restructuring charges	3,646	32,952	36,368	59,714
Asset impairment charges	—	26,826	15,318	29,590
Goodwill impairment charge	—	286,579	—	286,579

Operating income/(loss)	1,219	(439,127)	(23,954)	(371,637)
Interest income	185	105	935	1,677
Interest expense	493	436	3,091	1,462

Income/(loss) before income taxes	911	(439,458)	(26,110)	(371,422)
Income tax provision/(benefit)	870	(63,852)	(7,902)	(37,516)

Net income/(loss)	$41	$(375,606)	$(18,208)	$(333,906)

Earnings per share:
Basic earnings/(loss) per share	$0.00	$(6.66)	$(0.32)	$(5.82)

Weighted average shares outstanding	56,949	56,376	56,782	57,366

Diluted earnings/(loss) per share	$0.00	$(6.66)	$(0.32)	$(5.82)

Weighted average shares outstanding assuming dilution.	58,073	56,376	56,782	57,366

Number of stores open at beginning of period	932	966	935	929
Number of stores opened during period	—	3	14	66
Number of stores closed during period	(25)	(34)	(42)	(60)

Number of stores open at end of period	907	935	907	935

Number of stores expanded/relocated during period *	—	—	1	8
Converted Stores**	10	—	11	—

Total store square footage at end of period (000’s)	5,348	5,492

*	Expanded stores are excluded from comparable store sales for the first year following expansion.
**	During the year ended January 30, 2010, the Company converted 11 Ann Taylor stores to LOFT stores.

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

January 30, 2010 and January 31, 2009

(unaudited)

	January 30, 2010	January 31, 2009
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$204,491	$112,320
Short term investments	5,655	—
Accounts receivable	19,267	14,081
Merchandise inventories	169,141	173,447
Refundable income taxes	24,929	35,270
Deferred income taxes	35,799	25,422
Prepaid expenses and other current assets	45,613	63,056

Total current assets	504,895	423,596
Property and equipment, net	365,934	469,687
Deferred financing costs, net	973	1,275
Deferred income taxes	23,683	53,253
Other assets	6,656	12,628

Total assets	$902,141	$960,439

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$76,969	$109,205
Accrued salaries and bonus	32,168	23,883
Accrued tenancy	44,878	42,710
Gift certificates and merchandise credits redeemable	47,555	45,582
Accrued expenses and other current liabilities	73,804	84,203

Total current liabilities	275,374	305,583
Deferred lease costs	183,917	217,614
Deferred income taxes	1,584	1,898
Other liabilities	24,080	18,832

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,476,328 and 82,476,328 shares issued, respectively	561	561
Additional paid-in capital	777,786	791,852
Retained earnings	414,294	432,502
Accumulated other comprehensive loss	(4,158)	(7,702)

	1,188,483	1,217,213

Treasury stock, 23,701,800 and 25,220,809 shares, respectively, at cost	(771,297)	(800,701)

Total stockholders' equity	417,186	416,512

Total liabilities and stockholders' equity	$902,141	$960,439